Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2015

HOUSTON, April 30, 2015 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $53.7 million, or $1.38 per diluted share, for the three months ended March 31, 2015, versus net income of $42.6 million, or $1.04 per diluted share, for the first quarter of 2014. Total revenues were $226.0 million during the quarter ended March 31, 2015 compared to $204.1 million for the same period in 2014. In addition, the first quarter 2015 results were favorably impacted by an after-tax foreign exchange gain of $4.8 million, or $0.12 per diluted share, as compared to an after-tax foreign exchange loss of $660,000, or $0.02 per diluted share, during the first quarter of 2014. The Company’s backlog at March 31, 2015 was approximately $1.1 billion, compared to its March 31, 2014 backlog of approximately $1.3 billion and its December 31, 2014 backlog of approximately $1.2 billion.

Blake DeBerry, Dril-Quip’s President and CEO, stated, “We are pleased with our first quarter 2015 results as both revenue and gross margins exceeded our expectations in the face of difficult industry conditions. As anticipated, new product orders were soft during the quarter but we expect bookings to strengthen as the year progresses.

Additionally, we believe that our strong balance sheet and free cash flow during 2015 will allow us to enhance shareholder value through both stock repurchases and potential M&A activity, should attractive opportunities arise.”

Based upon current market conditions, the Company expects its earnings per diluted share for the second quarter of 2015 to approximate $1.15 to $1.25 and its earnings per diluted share for the full year to approximate $4.60 to $4.80, excluding any unusual items and foreign currency gains and losses.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2015	2014
Revenues	$226,002	$204,073
Cost and expenses:
Cost of sales	125,138	110,787
Selling, general and administrative	16,958	23,935
Engineering and product development	12,213	10,784

	154,309	145,506

Operating income	71,693	58,567
Interest income	49	83
Interest expense	(3)	(7)

Income before income taxes	71,739	58,643
Income tax provision	18,075	16,025

Net income	$53,664	$42,618

Diluted earnings per share	$1.38	$1.04

Weighted average shares–diluted	38,940	40,887

Depreciation and amortization	$7,455	$7,680

Capital expenditures	$6,156	$13,220